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                                                                      EXHIBIT 11

             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Dollar amounts in thousands, except share per share data)

                                                       THREE MONTHS ENDED                             NINE MONTHS ENDED
                                         SEPTEMBER 30, 2003      SEPTEMBER 30, 2002   SEPTEMBER 30, 2003      SEPTEMBER 30, 2002
                                         ------------------      ------------------   ------------------      ------------------
1.   Income before cumulative
     effect of change in accounting
     principle                                     $2,028                $1,528                $5,527                 $4,021

2.   Cumulative effect on years
     prior to 2002 of a change in
     accounting for goodwill                            0                     0                     0                    (97)
                                                ---------             ---------             ---------              ---------
3.   Net income                                    $2,028                $1,528                $5,527                 $3,924
                                                =========             =========             =========              =========
4.   Weighted average common
     shares outstanding                         2,981,250             2,974,050             2,976,846              2,975,847

5.   Common stock equivalents
     due to dilutive effect of stock
     options                                      139,317                                     122,883
                                                ---------             ---------             ---------              ---------
6.   Total weighted average
     common shares and equivalents
     outstanding                                3,120,567             2,974,050             3,099,729              2,975,847
                                                =========             =========             =========              =========
7.   Basic earnings per share
     before change in accounting for
     goodwill                                        $.68                  $.51                 $1.86                  $1.35

8.   Cumulative effect of a
     change in accounting for
     goodwill                                                                                                           (.03)
                                                ---------             ---------             ---------              ---------
9.   Basic earnings per share                        $.68                  $.51                 $1.86                  $1.32
                                                =========             =========             =========              =========
10.  Diluted earnings per share
     before change in accounting for
     goodwill                                        $.65                  $.51                 $1.78                  $1.35

11.  Cumulative effect of a
     change in accounting for
     goodwill                                                                                                           (.03)
                                                ---------             ---------             ---------              ---------
12.  Diluted earnings per share                      $.65                  $.51                 $1.78                  $1.32
                                                =========             =========             =========              =========

      All share and per share amounts have been adjusted for a three for two stock split declared October 21, 2003

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